Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-78579

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 12, 1999
GLENBOROUGH REALTY TRUST INCORPORATED
1,905,093 SHARES OF COMMON STOCK

          The table setting forth the shares to be sold by the Selling Stockholders as set forth under “Selling Stockholders” in the Prospectus dated May 12, 1999, of Glenborough Realty Trust Incorporated is hereby amended as set forth below:

	Beneficial Ownership				Beneficial Ownership
	Prior to Offering (1)				After the Offering (1)

			Percentage of	Number of		Percentage of
			Shares	Shares		Shares
	Number of		Outstanding	Offered	Number of	Outstanding
Selling Stockholder	Shares (1)		(2)	Hereby	Shares (1)	(2)

Group of Unit Holders(3)	359,096	(4)	*	338,526	20,570	*
Pauls Real Property Holdings, LLC	285,302	(5)	*	285,302	—	—
Francesco Galesi	280,906	(5)	*	280,906	—	—
Galesi Woodlake, Inc.	220,153	(5)	*	220,153	—	—
Francesco Galesi Irrevoc. Grantor Trust	205,722	(5)	*	205,722	—	—
Robert L. Lauth, Jr.	205,590	(6)	*	195,603	9,987	*
Terry L. Eaton	167,942	(7)	*	165,000 (8)	2,942	*
Russell D. Richardson	108,577	(9)	*	105,635	2,942	*
John C. Hart	78,809	(10)	*	63,859	14,950	*
NFG, a Texas limited partnership	63,925	(5)	*	2,703	61,222	*
Jeri E. Eaton	57,684	(11)	*	41,684 (8)	16,000	*

*	less than 1%

(1)	Assumes (i) the exchange of all Units held by each person for shares of Common Stock on a one-for-one basis, and (ii) conversion of all shares of Series A Preferred Stock into shares of Common Stock.

(2)	Assumes (i) the exchange for shares of Common Stock only of the Units owned by the Selling Stockholder, and (ii) conversion of all shares of Series A Preferred Stock into shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes no other Units have been exchanged for shares of Common Stock.

(3)	Comprised of 16 Unit holders aggregating less than one percent of outstanding shares of Common Stock, assuming the exchange for shares of Common Stock of Units held by such Unit holders as described in footnote 2 above.

(4)	Includes 338,526 shares of Common Stock issuable upon exchange of Units.

(5)	Comprised of Units.

(6)	Includes 195,603 shares of Common Stock issuable upon exchange of Units.

(7)	Includes 165,000 shares of Common Stock issuable upon exchange of Units.

(8)	Reflects shares of Common Stock issuable upon exchange of Units owned by the named selling stockholder, all of which have been pledged to Merrill Lynch Private Finance Inc., its parent Merrill Lynch & Co., Inc. or any other subsidiary thereof (collectively, “ML”) as collateral for a loan facility. ML may sell the shares issuable upon exchange of such Units if a default or demand occurs under the loan facility.

(9)	Includes 105,635 shares of Common Stock issuable upon exchange of Units.

(10)	Includes 63,859 shares of Common Stock issuable upon exchange of Units.

(11)	Includes 41,684 shares of Common Stock issuable upon exchange of Units.

The date of this Prospectus Supplement is June 7, 2002.